EXHIBIT 3.33

CERTIFICATE OF INCORPORATION

OF

STEEL OF WEST VIRGINIA, INC.

(now known as SWVA, Inc.)(6)

FIRST: The name of the corporation is Steel of West Virginia, Inc.

SECOND: The registered office of the corporation is to be located at 229 South State Street, in the City of Dover, in the County of Kent, in the State of Delaware. The name of its registered agent at that address is The Prentice-Hall Corporation System, Inc.

THIRD: The purpose of the corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware.

Without limiting in any manner the scope and generality of the foregoing, it is hereby provided that the corporation shall have the power to do all and everything necessary suitable and proper for the accomplishment of. any of the purposes or the attainment of any of the objects or the furtherance of any of the powers of which a corporation may be organized under the General Corporation Law of the State of Delaware, either alone or in association with other corporations, firms or individuals, and to do every other act or acts, thing or things incidental or appurtenant to or growing out of or connected with the corporation’s business or powers or any part or parts thereof, provided the same be not inconsistent with said General Corporation Law; and it shall have the power to conduct and carry on its business, or any part thereof, and to have one or more offices, and to exercise any or all of its corporate powers and rights, in the State of Delaware, and in the various other states, territories, colonies and dependencies of the United States, in the District of Columbia, and in all or any foreign countries.

FOURTH: The total number of shares of stock which the corporation is authorized to issue is Two Hundred (200) shares of Common Stock, par value of $.01 per share.(7)

FIFTH: The name and address of the sole incorporator are as follows:

Name	Address
Marilynn K. Beatty	488 Madison Avenue
New York, New York 10022

SIXTH: The following provisions are inserted for the management of the business and for the conduct of the affairs of the corporation, and for further definition, limitation and regulation of the powers of the corporation and its directors and stockholders:

1.                                                           The number of directors of the corporation shall, be such as from time to time shall be fixed by, or in the manner provided in the by-laws. Election of directors need not be by ballot unless the by-laws so provide.

2.                                                            The Board of Directors shall have power without the assent or vote of the stockholders:

(a)                                                                                                        To make, alter, amend, change, add or repeal the by-laws of the corporation; to fix and vary the amount to be reserved for any proper purpose; to authorize and cause to be executed mortgages and

(6) The name of the corporation was changed to SWVA, Inc. pursuant to a Certificate of Amendment filed August 14, 1987.

(7) The par value of the Common Stock was changed to Ten Dollars ($10.00) per share pursuant to a Certificate of Amendment filed June 11, 1987.

liens upon all or any part of the property of the corporation; to determine the use and disposition of any surplus or net profits; and to declare dividends; to fix the record date and the date for the payment of any dividends; and

(b)                                                                                                       To determine from time to time whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the corporation (other than the stock ledger) or any of them, shall be open to the inspection of the stockholders.

3.                                                     The directors in their discretion may submit any contract or act for approval or ratification by the written consent of the stockholders, or at any annual meeting of the stockholders or at any special meeting of the stockholders called for the purpose of considering any such act or contract, and any contract or act that shall be approved or ratified by the written consent or vote of the holders of a majority of the stock of the corporation (which in the case of a meeting is represented in person or by proxy at such meeting, provided a lawful quorum of stockholders be there represented in person or by proxy) shall be as valid and as binding upon the corporation and upon all the stockholders as though it had been approved or ratified by every stockholder of the corporation, whether or not the contract or act would otherwise be open to legal attack because of the directors’ interest, or for any other reason.

4.                                                     In addition to the powers and authorities hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the corporation; subject, nevertheless, to the provisions of the statutes of Delaware, of this certificate, and to any by-laws from time to time made by the stockholders; provided, however, that no by-laws so made shall invalidate any prior act of the directors which would have been valid if such by-laws had not been made.

5.                                                     A director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, as the same exists or hereafter may be amended, or (iv) for any transaction from which the director derived an improper personal benefit. If the Delaware General Corporation Law hereafter is amended to authorize the further elimination or limitation of the liability of directors, then the liability of a director of the Corporation, in addition to the limitation on personal liability provided herein, shall be limited to the fullest extent permitted by the amended Delaware General Corporation Law. Any repeal or modification of this paragraph by the stockholders of the Corporation shall be prospective only, and shall not adversely affect any limitation on the personal liability of a director of the Corporation existing at the time of such repeal of modification.

SEVENTH: The corporation shall, to the full extent permitted by Section 145 of the General Corporation Law of the State of Delaware, as amended from time to time, indemnify all persons whom it may indemnify pursuant thereto.

EIGHTH: Whenever a compromise or arrangement is proposed between the corporation and its creditors or any class of them and/or between the corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of the corporation or any creditor or stockholders thereof or on the application of any receiver or receivers appointed for the corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for the corporation under the provisions of Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class or creditors, and/or of the stockholders or class of stockholders of the corporation, as the case may be, agree to any compromise or arrangement and the said reorganization of the corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of the corporation, as the case may be, and also on the corporation.

NINTH: The corporation reserves the right to amend, alter, change or repeals any provision contained in this certificate of incorporation in the manner now or hereafter prescribed by law, and all rights and powers conferred herein on stockholders, directors and officers are subject to this reserved power.

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION

BEFORE PAYMENT OF ANY PART OF THE CAPITAL OF

STEEL OF WEST VIRGINIA, INC.

1.                                                          The name of the corporation (hereinafter called the “Corporation”) is Steel of West Virginia, Inc.

2.                                                          The Corporation has not received any payment for any of its stock.

3.                                                          The Certificate of Incorporation of the Corporation is hereby amended by striking out Article “FOURTH” thereof and by substituting in lieu of said Article the following new Article:

“FOURTH: The total number of shares of stock which the Corporation is authorized to issue is Two Hundred (200) shares of Common Stock, par value of Ten Dollars ($10.00) per share.”

4.                                                              The amendment of the Certificate of Incorporation of the Corporation herein certified was duly adopted, pursuant to the provisions of Section 241 of the General Corporation Law of the State of Delaware, by the sole incorporator, no directors having been named in the Certificate of Incorporation and no directors having been elected.

CERTIFICATE OF AMENDMENT OF

CERTIFICATE OF INCORPORATION OF

STEEL OF WEST VIRGINIA, INC.

1.                          The name of the corporation (hereinafter called the “Corporation”) is Steel of West Virginia, Inc.

2.                          The Certificate of Incorporation of the Corporation is hereby amended by striking out Article “FIRST” thereof and by substituting in lieu of said Article the following new Article:

“FIRST: The name of the Corporation is SWVA, Inc.”

3.                          The amendment of the Certificate of Incorporation of the Corporation herein certified was duly adopted, pursuant to the provisions of Section 242 of the General Corporation Law of the State of Delaware, by the written consent of the Board of Directors of the Corporation and by the written consent of the sole stockholder of the Corporation.